Exhibit 99.2

STAR GAS PARTNERS, L.P.

MANAGEMENT INCENTIVE COMPENSATION PLAN

1. Purpose.

The purpose of the Plan is:

(a) To give key management employees of Star Gas Partners, L.P., a Delaware limited partnership and of its direct and indirect subsidiaries (the “Partnership” and together with its direct and indirect subsidiaries the “Partnership Group”) an incentive to work as a team to improve the profits of the Partnership;

(b) To provide key management employees who have long service with the Partnership Group with supplemental income related to the profits of the Partnership; and

(c) To enable the Partnership Group to attract high quality management employees and encourage them to devote their full careers to the Partnership.

2. Funding. To assist the Partnership to fund benefits under the Plan, Kestrel Heat LLC (“Kestrel”), the Partnership’s general partner, has agreed to forego receipt of up to 50% of all distributions to which it would become entitled in excess of minimum quarterly distributions and the Partnership Agreement has been amended to effect this agreement. Kestrel has also agreed to contribute to the Partnership, as a contribution to capital, an amount equal to the Gains Interest payable to Participants by the Partnership.

3. Definitions.

“Board of Directors” means the Board of Directors of Kestrel.

“Bonus Pool” means an amount equal to 50% of the Incentive Distributions.

“Gains Interest” means an amount equal to 50% of the cash proceeds which Kestrel shall receive from the sale of all or part of its General Partnership Units (as defined in the Partnership Agreement), less expenses and applicable taxes.

“Incentive Distributions” shall mean all amounts distributable to Kestrel with respect to its General Partnership Units pursuant to subsections 5.4(iv) and (v) of the

Partnership Agreement prior to reduction to fund benefits payable to Participants pursuant to the Plan.

“Kestrel” shall have the meaning assigned in Section 2.

“Partnership” shall have the meaning assigned to it in Section 1.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P., as amended from time to time.

“Partnership Group” shall have the meaning assigned to it in Section 1.

“Percentage Share” means the interest of a Participant determined by dividing the number of Points allocated to such Participant by the total number of Points allocated to all Participants, each determined as of the date of determination.

“Plan” means this employee bonus plan.

“Plan Year” shall mean the 12 month period ended September 30.

“Points” means the number of points allocated to a Participant from time to time by the Board of Directors pursuant to Section 6.

“Vested Percentage Interest” means a Participant’s vested interest in the Gains Interest as determined pursuant to Section 7.

“Vested Share” shall mean a member’s Percentage Share of the Gains Interest times his Vested Percentage Interest; provided, however, that the Vested Share of any Participant not employed by the Partnership Group on the date of sale will be deemed to be zero unless such sale involved a “change of control” as defined in regulations promulgated under §409A of the Internal Revenue Code of 1986, as amended, with respect to Kestrel.

4. Eligibility.

(a) Management employees of the Partnership Group shall be eligible to participate in the Plan. The Board of Directors shall review and have the final approval authority over the Participants in the Plan and their respective Percentage Shares.

5. Distributions.

5.1 Within 30 days after the payment of any Incentive Distributions by the Partnership to Kestrel the Partnership shall distribute to each Participant who was a Participant on the date such Incentive Distributions were received an amount in cash equal to his Percentage Share of the Bonus Pool determined as of such date.

5.2 Within 30 days after Kestrel shall receive any cash proceeds from the sale of any General Partner Units, the Partnership shall distribute to each Participant who was a Participant on the date such cash proceeds were received and to each former Participant with a vested interest such Vested Share of his Gains Interest.

6. Selection of Participants; Allocation of Points. The Board of Directors shall designate the Praticipants in the Plan and the number of Points to be received by each Participant. During the period of 30 days prior to the beginning of any Plan Year, the Board of Directors may allocate and reallocate Points to Participants and may designate new Participants and change the status of any Participant to that of a non-Participant, in the sole discretion of the Board of Directors; provided, however, that in determining the Vested Share of a Participant in his Gains Interest, the number of Points allocated to him shall never be less than the number of Points allocated to him at the end of the Plan Year in which his Vested Percentage last increased, although the value of his Vested Share may be reduced by the issuance of additional Points to other Participants. The Board may allocate a different number of Points for determining a Participant’s Incentive Distributions and Gains Interest. Any such action of the Board of Directors shall be effective as of the first day of the next Plan Year. The Chief Financial Officer of the Partnership shall provide written notice to each Participant of any change in such Participant’s status or a change in the number of Points allocated to such Participant under the Plan within 10 days’ following the effective date of such change.

7. Vesting.

(a) A Participant’s vested percentage of his or her Gains Interest will be determined as follows:

Period	Vested Percentage
During the 1st Plan Year in which employee becomes a Participant	25%

During the fiscal 2nd Plan Year following the Plan Year in which employee has been a Participant	50%

During the 3rd Plan Year following the Plan Year in which an employee is a Participant	75%

Thereafter	100%

Notwithstanding the foregoing, if the employment of a Participant is terminated for any reason, his or her Vested Percentage Interest (i) shall decrease by 25% for each plan year or portion thereof that he or she is not employed by the Partnership Group (ii) shall be forfeited if such Participant shall become an employee of, or a consultant or advisor to, an entity engaged in the heating oil business. After the date a Participant’s employment is so terminated the Board may not reduce such Participant’s Vested Percentage Interest but the Board of Directors may at the dates provided herein change the number of Points allocated to such Participant.

Service with the Partnership Group prior to the date on which an employee becomes a Participant will not be counted towards vesting. In addition, full vesting shall occur upon (i) the termination of the Participant’s employment by the Partnership’s initiation other than for cause or (ii) by virtue of the Participant’s death or total and permanent disability as determined by the Board of Directors in its sole discretion.

(b) “Cause” means

(i)	Any act of fraud, embezzlement, or theft against the Partnership or in connection with its business;

(ii)	the conviction of a felony by the Participant; or

(iii)	willful misconduct, gross negligence, insubordination or nonfeasance as determined by the Board of Directors in its sole discretion.

8. Payment of Benefits Under the Plan.

(a) Each Participant shall be paid the amount to which he or she becomes entitled as provided in Section 5. In the event of a Participant’s death prior to such payment, a Participant’s Payment will be paid to the Participant’s designated beneficiary as soon as practicable following the Participant’s date of death.

(b) A Participant shall have the right to designate a beneficiary for any benefits payable under the Plan on a form supplied by the Partnership. In the absence of the

Participant’s designation or if the designated beneficiary has predeceased the Participant, the designated beneficiary shall be the Participant’s spouse, or if no spouse to whom he or she is legally married then survives him or her, then the beneficiary shall be the Participant’s estate.

9. Administration.

(a) The Plan shall be administered by the Partnership’s Chief Financial Officer under the direction of the Board of Directors, or by such other officer as the Board of Directors may from time to time direct.

(b) The Board of Directors shall adopt the Plan and have the final decision making authority on each aspect of the Plan.

(c) The Chief Executive officer of the Partnership may make recommendations to the Board of Directors concerning all aspects of the Plan.

10. Amendment And Termination.

The Board of Directors reserves the right to amend, change or terminate the Plan at any time. Without limiting the foregoing, the Board of Directors reserves the right to adjust the amount of Incentive Distributions to be allocated to the Bonus Pool if in its judgment extenuating circumstances warrant adjustment from the guidelines, and to change the timing of any payments due hereunder at any time in its sole discretion.

11. Benefit Claims.

(a) The Chief Financial Officer shall be responsible for determining all claims for benefits under this Agreement by a Participant or his or her spouse or estate (“Claimant”). Within ninety (90) days after receiving a claim (or within up to one hundred eighty (180) days, where special circumstances require an extension of time for processing the claim, if the claimant is so notified, including notification of the reason for the delay), the Chief Financial Officer shall notify the Participant or spouse or estate of its decision in writing. If the decision is adverse to the claimant, the Chief Financial Officer shall advise him or her of the specific reasons for the denial, the specific Plan provisions on which the denial is based, of any additional information which he or she must provide to perfect his or her claim, and of his or her right to request a review of the decision and the manner in which such request must be made.

(b) A claimant may request a review of an adverse decision by written request to the Board of Directors made within sixty (60) days (or within one hundred twenty (120) days were special circumstances require an extension of time for processing the claim, if the claimant is so notified) after receipt of the decision. The claimant, or his or her duly authorized representative, may review pertinent documents and submit written issues and comments. Within sixty (60) days after receiving a request for review, the Board of Directors shall notify the claimant in writing of (i) its decision, (ii) the reasons therefore, and (iii) the Plan provisions upon which it is based.

(c) The Chief Financial Officer and the Board of Directors shall have the power and authority to interpret, construe and administer this Plan in their sole discretion based on the provisions of the Plan, and the decisions of each of the Chief Financial Officer and the Board of Directors hereunder shall be final, binding and conclusive.

12. Unfunded Plan.

This Plan is unfunded and shall at all times remain unfunded. The obligations of the Partnership Group with respect to the benefits payable hereunder shall be paid out of the Partnership Group’s general assets and shall not be secured. To the extent that any person acquires a right to receive payments from the Partnership Group under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Partnership Group.

13. Incompetence Of Participant Or Beneficiary.

If the Board of Directors shall find that any person to whom payment is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, parent, or brother or sister, or to any person deemed by the Board of Directors to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Board of Directors may determine. Any such payment shall be a complete discharge of the liabilities of Kestrel under this Plan.

14. No Right To Continued Employment.

Nothing contained herein shall be construed as conferring upon any employee the right to continue in the employ of the Partnership Group as an executive or in any other capacity or to interfere with the Partnership Group’s right to discharge him or her at any time for any reason whatsoever.

15. Partial Invalidity.

In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision never existed.

16. Withholding.

The Partnership Group shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income, employment or other taxes incurred by reason of payments pursuant to this Plan.

17. Successors And Assigns.

This Plan shall be binding upon and inure to the benefit of the Partnership Group, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

18. No Right Of Assignment By Participants.

Except as provided herein, the benefits payable under this Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, execution or levy of any kind, by creditors of the Participant or the Participant’s spouse or estate as beneficiary hereunder, and any attempt to cause any benefits to be so subjected shall not be recognized.

19. Governing Law.

This Plan shall be construed in accordance with and governed by the law of the State of New York except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended.

20. Code Section 409A. To the extent that any Bonus under the Plan is subject to Code Section 409A, the terms and administration of such Bonus shall comply with the provisions of such Section, applicable IRS guidance and good faith reasonable interpretation thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced or terminated at the discretion of the Board of Directors.